EXHIBIT 16

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC

November 9, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated November 9, 2010, of En2go International, Inc. and are in agreement with the statements contained in the first and second paragraphs of Item 4.01 on Page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

We hereby confirm that there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) that occurred within the two most recent fiscal years of En2go International, Inc.

Sincerely,

By:	/s/ Chisholm, Bierwolf, Nilson & Morrill, LLC
Chisholm, Bierwolf, Nilson & Morrill, LLC

cc:	Robert Rosner